EXHIBIT 15.2

November 1, 2024

The Board of Directors and Shareholders of
PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

We are aware that our report dated November 1, 2024, on our review of the interim financial information of PacifiCorp appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, is incorporated by reference in Registration Statement No. 333-281019 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon